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Exhibit 99.3

Industrial Property Trust Inc.
Q&A Regarding Merger Transaction

(i)
Why is Industrial Property Trust Inc. being sold?

We believe this transaction makes sense for our stockholders given the current market environment. It allows our stockholders to realize the value we have created within our wholly-owned portfolio and deliver returns to our stockholders in a timely manner. The industrial sector continues to be one of the strongest in commercial real estate with record low vacancies and demand outpacing supply. Given the strength of the sector, not only do we plan to continue to develop and acquire assets for other portfolios, we will continue to create products that make sense for investor needs and the market cycle.

(ii)
Who is expected to acquire IPT?

IPT, a leading U.S. industrial real estate investment trust, has entered into a merger agreement with Prologis, Inc., a global leader in logistics real estate, pursuant to which a subsidiary of Prologis will merge with and into IPT in exchange for receipt by IPT's stockholders of the cash purchase price.

Prologis, Inc. (PLD) is the global leader in logistics real estate with a focus on high-barrier, high-growth markets. As of March 31, 2019, Prologis owned or had investments in, on a wholly owned basis or through co-investment ventures, properties and development projects expected to total approximately 772 million square feet (72 million square meters) in 19 countries. Prologis leases modern distribution facilities to a diverse base of approximately 5,100 customers. These facilities assist the efficient distribution of goods for the world's best business and brands.

(iii)
What will Prologis acquire in the merger transaction?

Prologis will acquire IPT's wholly-owned portfolio. The wholly-owned assets represent 236 properties located across 24 geographical areas. The 37.5 million square feet of industrial assets are currently 97% leased. IPT is currently exploring options permitted by the merger agreement for its ownership of the assets held in two build-to-core joint ventures, which we refer to as the BTC Portfolio.

(iv)
What is the BTC Portfolio?

IPT currently, directly or indirectly, owns and manages, through its minority ownership interests in two joint venture partnerships, a real estate portfolio that consists of 52 buildings totaling approximately 12.5 million square feet (the BTC Portfolio). IPT's ownership share of the BTC Portfolio's gross real estate was valued at approximately $295 million, at the time of IPT's most recent appraisal as of November 30, 2018.

(v)
What are the alternatives that IPT is considering for the BTC Portfolio?

IPT is currently exploring alternatives for the BTC Portfolio which include (a) stockholders receiving an equity interest in a new entity holding the BTC Portfolio, (b) continued equity interest in IPT with solely the BTC Portfolio remaining after the merger, or (c) a separate sale of the BTC Portfolio.

(vi)
When will a determination be made regarding the BTC Portfolio?

One of the alternatives described above is expected to be identified within the next 30 days, which will be at the latest August 14, 2019.

(vii)
Why was the BTC Portfolio not included in the merger?

We have not included the BTC Portfolio in the merger because it is a small subset of IPT's total assets and the BTC Portfolio has not been fully stabilized.

(viii)
What price per share will stockholders receive from the merger transaction and what is the value per share of the BTC Portfolio?

IPT currently estimates, based on the per share cash consideration to be paid in the merger, that stockholders may receive a net adjusted amount of approximately $12.18 per share as total consideration for their shares. This is a preliminary estimate and is subject to final adjustments as contemplated in the merger agreement related to the BTC Portfolio, and is subject to any withholding required under applicable tax law. In addition, based on the prior valuation described above and with certain adjustments, the BTC Portfolio net value would have been an estimated net $1.08 per share.

In the future, these values will likely differ, perhaps materially, from these estimates based on, among other things, an updated valuation of the BTC Portfolio and potential transaction expenses related to the BTC Portfolio. However, when added to the estimated net per share merger proceeds, this results in a total current estimate of approximately $13.26 in net value per share. There can be no assurance regarding the amount of cash that ultimately will be distributed to IPT stockholders in connection with either the merger transaction or the BTC Portfolio.

(ix)
What is the difference between the most recent NAV of $12.33 per share and the distribution that IPT currently estimates at $12.18 per share?

The numbers are not comparable. The $12.18 per share is the net adjusted amount we currently estimate will be distributed to stockholders as a result of the merger acquisition of only IPT's wholly-owned portfolio excluding the BTC Portfolio. The $12.33 per share was IPT's estimated net asset value as of November 30, 2018 and included IPT's interest in the BTC Portfolio. The 2018 estimated NAV per share was determined in accordance with our valuation policy, utilizing guidelines established by the Institute for Portfolio Alternatives, which excludes transaction costs and disposition fees.

(x)
What terms and conditions need to be met in order to close the transaction?

The completion of the merger is subject to various closing conditions, including, among others, (a) approval of the merger by stockholders holding a majority of IPT's outstanding common stock, (b) the accuracy of certain representations and warranties of IPT and the purchaser, subject to certain materiality exceptions, (c) IPT and the purchaser having performed their material obligations under the merger agreement in all material respects, (d) the absence of a material adverse effect on IPT, and (e) the receipt of tax opinions from IPT's outside counsel related to the status of IPT as a real estate investment trust.

(xi)
How long is the stockholder proxy vote process anticipated to run?

Once we mail the proxy statement to the stockholders, it is expected that the stockholders will have approximately 30 to 45 days to review, respond and vote, subject to further extension.

(xii)
When is the transaction anticipated to close?

Subject to the satisfaction of applicable closing conditions (including the receipt of the requisite approval of IPT's stockholders), the transaction is currently anticipated to close in the fourth quarter of 2019, but has an outside close date of March 31, 2020.

(xiii)
How long after the closing of the merger should investors expect to receive their portion of the merger proceeds? Where will merger proceeds be sent?

Merger proceeds are expected to be disbursed to IPT's stockholders within approximately five business days following closing. Merger proceeds will be sent in accordance with the current instructions for the applicable stockholder's account.

(xiv)
Will dividends continue to be paid?

Dividends have been declared at a quarterly rate of US$0.1425 per share by the board for the third quarter, and they are expected to be paid no later than October 15, 2019.

(xv)
What is the status of IPT's DRIP and SRP program?

In connection with the announcement of the merger transaction, we also announced the suspension of both the distribution reinvestment program (the "DRIP") and the share redemption program (the "SRP") effective beginning with the third quarter of 2019.

(xvi)
Who is Black Creek Group?

Black Creek Group is an affiliate of the sponsor of the investment platform, Industrial Property Trust. Black Creek Group is an experienced real estate investment management and development firm that has bought or built more than $19 billion of investments over its more than 25-year history. The firm manages diverse investment offerings across the spectrum of commercial real estate—including office, industrial, retail and multifamily—providing a range of investment solutions for both institutional and wealth management channels. Black Creek Group has nine offices across North America with more than 300 professionals.

Additional Information about the Proposed Transaction and Where to Find It

        In connection with the proposed merger, IPT intends to file with the SEC and mail or otherwise provide to its stockholders a proxy statement and other relevant materials, and hold a special meeting of its stockholders to obtain the requisite stockholder approval. BEFORE MAKING ANY VOTING OR INVESTMENT DECISIONS, STOCKHOLDERS OF IPT ARE URGED TO READ THE PROXY STATEMENT IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE AND ANY OTHER DOCUMENTS FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. The proxy statement and other relevant materials (when they become available) containing information about the proposed transactions, and any other documents filed by IPT with the SEC, may be obtained free of charge at the SEC's web site at www.sec.gov and IPT's website at www.industrialpropertytrust.com. In addition, stockholders may obtain free copies of the proxy statement and other documents filed by IPT with the SEC (when available) by directing a written request to the following address: Industrial Property Trust Inc., Attention: Investor Relations, 518 Seventeenth Street, 17th Floor, Denver, CO 80202.

        IPT, Industrial Property Advisors LLC, IPT's external advisor, and their respective executive officers and directors may be deemed to be participants in the solicitation of proxies from the stockholders of IPT in connection with the merger. Information about these persons and their ownership of IPT's common stock is set forth in IPT's Annual Report on Form 10-K/A for the fiscal year ended December 31, 2018, which was filed with the SEC on April 10, 2019. Stockholders may obtain additional information regarding the direct and indirect interests of IPT, Industrial Property Advisors LLC and their respective executive officers and directors in the merger by reading the proxy statement regarding the merger when it becomes available.

Forward-Looking Statements

        This communication contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform of 1995. These forward-looking statements generally can be identified by use of statements that include words such as "intend," "plan," "may," "should," "could," "will," "project," "estimate," "anticipate," "believe," "expect," "continue," "potential," "opportunity" and similar expressions. Such statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance, or achievements of IPT to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Such factors may include, but are not limited to, the following: (i) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (ii) the failure of IPT to obtain the requisite vote of stockholders required to consummate the proposed merger or the failure to satisfy the other closing conditions to the merger or any of the other transactions contemplated by the merger agreement; (iii) risks related to disruption of management's attention from IPT's ongoing business operations due to the transaction; (iv) the effect of the announcement of the merger on the ability of IPT to retain key personnel, maintain relationships with its customers and suppliers, and maintain its operating results and business generally; (v) the ability of third parties to fulfill their obligations relating to the proposed transaction, including providing financing under current financial market conditions; (vi) the outcome of any legal proceedings that may be instituted against IPT and others related to the merger agreement; (vii) IPT's ability to effectuate a transaction involving its interest in its unconsolidated joint venture partnerships in accordance with the merger agreement on satisfactory terms or at all; (viii) the risk that the merger, or the other transactions contemplated by the merger agreement may not be completed in the time frame expected by the parties or at all; (ix) the ability of IPT to implement its operating strategy; (x) IPT's ability to manage planned growth; (xi) changes in economic cycles; and (xii) competition within the real estate industry.

        In addition, these forward-looking statements reflect IPT's views as of the date on which such statements were made. IPT anticipates that subsequent events and developments may cause its views to change. These forward-looking statements should not be relied upon as representing IPT 's views as of any date subsequent to the date hereof. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by IPT or any other person that the results or conditions described in such statements or the objectives and plans of IPT will be achieved. Additional factors that could cause actual results to differ materially from these forward-looking statements are listed from time to time in IPT's SEC reports, including, but not limited to, the "Risk Factors" section of IPT's Annual Report on Form 10-K for the fiscal year ended December 31, 2018, which was filed with the SEC on March 6, 2019 as amended by IPT's Form 10-K/A filed with the SEC on April 10, 2019, the "Risk Factors" section of subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, which factors are incorporated herein by reference. IPT expressly disclaims a duty to provide updates to forward-looking statements, whether as a result of new information, future events or other occurrences.

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  Exhibit 99.3